William J. DeLorbe, Ph.D.
                                        Executive Vice President
                                        Medical Imaging

[DuPont Logo]
Life Sciences Enterprise
DuPont Pharmaceuticals Company



October 29, 1998

H. Joseph Reiser, Ph.D.
President & CEO
Cytogen Corporation
600 College Road East
Princeton, NJ 08540-5308

Dear Joe:

This Addendum To The Letter Agreement ("Addendum"), effective on the date just shown above, is intended to confirm our mutual agreement to modify the Letter Agreement between our companies dated June 3, 1998, which Letter Agreement was modified pursuant to a letter signed by both parties dated October 2, 1998 (together, the "Letter Agreement"). The parties hereto agree to modify the Letter Agreement as follows:

1. Term. The term of the Letter Agreement shall continue until the earlier of December 31, 1998 or the commencement of marketing of Quadramet by Berlex.

2. Manufacture of Quadramet . From November 1, 1998 and continuing for the term hereof, DuPont shall continue to manufacture, distribute and provide technical support for Quadramet at the same level and in the same manner as it has since the effective date of the Letter Agreement. As consideration for DuPont's efforts hereunder Cytogen shall pay DuPont (i) the first $205,000 of revenue received from sales of Quadramet in each month and (ii) fifty percent (50%) of revenue from sales exceeding $410,000. For example, if sales of Quadramet during the month of November are $245,000, then Cytogen will pay DuPont $205,000 and retain $40,000. As further example, if sales are $450,000, then Cytogen will pay DuPont $205,000 + $20,000 = $225,0000 and retain $205,000 + $20,000 = $225,0000 for itself.
     Payments under this Section 2 will be due within fifteen
     (15) days following the end of each month during the term hereof.

3.   Payment.  As consideration for DuPont's activities under
     Section 2(b) of the Letter Agreement, and as full accord and satisfaction of the payment due DuPont under Section 3(b) of the Letter Agreement, Cytogen shall pay DuPont four million dollars ($4,000,000) as follows:

(i) three million dollars ($3,000,000) on the signing of a Manufacturing and Distribution Agreement by Berlex, Cytogen and DuPont and;

(ii) one million dollars ($1,000,000) on February 15, 1999.

H. Joseph Reiser, Ph.D
October 29, 1998
Page -2-



4. Indemnification. Cytogen hereby agrees to indemnify and hold harmless DuPont, its officers, agents, and employees, from and against any and all loss, damage, claim, injury, cost or expense, including reasonable attorneys' fees and expenses of litigation ("Claims"), which results from any sale, use or disposition of Product, including, Claims arising in connection with patent infringement, trademark infringement, product liability theories, or any illness or personal injury, including death, or property damage. The parties agree that this Article 4 shall be effective and in force from June 3, 1998.

If the foregoing is in accordance with your understanding, please indicate your agreement by signing in the space provided in the enclosed copy of this letter and promptly return it to us.

Very truly yours,

DUPONT PHARMACEUTICALS COMPANY


By: /s/ William J. DeLorbe
    ----------------------


Accepted and Agreed:

CYTOGEN CORPORATION


By: /s/ H. Joseph Reiser
    --------------------